UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 11, 2014

DREW INDUSTRIES INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-13646	13-3250533
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

3501 County Road 6 East, Elkhart, Indiana	46514
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(574) 535-1125

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 11, 2014, Registrant’s Compensation Committee approved 2014 compensation for Robert A. Kuhns, Registrant’s Chief Legal Officer, consisting of annual base salary at the rate of $325,000 beginning in March 2014, and year-end bonus compensation of $50,000. Additionally, in connection with the Company’s annual equity grant, the Compensation Committee will grant to Mr. Kuhns 3,300 deferred stock units which will vest at the rate of 20% each year commencing one year from the date of grant. Mr. Kuhns will also be entitled to receive certain benefits and perquisites provided to other executive officers, including 401(k) matching contribution, and an automobile allowance.

Concurrently, Registrant and Mr. Kuhns entered into a Severance Agreement that provides for payment in the event of (i) termination without cause (as defined); (ii) material reduction of salary due to involuntary diminution of title or responsibilities without cause; or (iii) relocation of place of employment in excess of 25 miles, in an amount equal to the greater of the annual salary paid to the Executive as of February 11, 2014 or the effective date of the termination of employment, as well as all benefits and perquisites provided to the Executive as of the first day of the year in which the Termination Date occurs, excluding deferred stock units. Payment of salary and provision for benefits shall be for a period of twelve (12) months commencing with the first day of the month following the month in which the Termination Date occurs.

Item 9.01	Financial Statements and Exhibits

Exhibits.

10(iii)(A).	Severance Agreement between Registrant and Robert A. Kuhns, dated February 11, 2014

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DREW INDUSTRIES INCORPORATED

(Registrant)

By:	/s/ Joseph S. Giordano III
Joseph S. Giordano III
Chief Financial Officer and Treasurer

 Dated: February 14, 2014

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